Exhibit 99.1
PRESS RELEASE
For further information:
John B. Pelling, III
Vice President – Investor Relations
(708) 498-2013
IR@midwestbank.com
Midwest Banc Holdings, Inc. Reports 1st Quarter Non-cash, Non-operating
Impairment Charge on FNMA and FHLMC Securities
MELROSE PARK, IL—(MARKET WIRE)—April 21, 2008 — Midwest Banc Holdings, Inc. (Nasdaq: MBHI) announced today that it will report a pre-tax, non-cash charge of $17.6 million ($11.0 million after-tax or $0.40 per diluted common share) in its first quarter ended March 31, 2008 to recognize an other-than-temporary impairment of certain Fannie Mae (“FNMA”) and Freddie Mac (“FHLMC”) preferred stock securities, with a cost basis of $85.1 million. Previously, Midwest recognized the decline in market value of these government sponsored entity (GSE) securities directly in stockholders’ equity, through comprehensive income. Accordingly, the current charge merely reclassifies the amount to the statement of income. Stockholders’ equity is unchanged. This other-than-temporary impairment charge conforms with accounting guidance established by the FASB and the SEC. The securities, however, are considered investment grade and are rated AA by S&P and Moodys.
“These charges do not impact our cash flow, tangible or regulatory capital, liquidity, or ability to pay dividends,” said James J. Giancola, Midwest’s Chief Executive Officer. “Midwest is a sound financial institution. Moreover, our capital exceeds the levels defined as ‘well capitalized’ by our bank regulators. We believe we can maintain this designation even if there is further deterioration of industry conditions.”
Both GSEs have raised additional capital as recently as the fourth quarter of 2007, when they issued approximately $14 billion of new preferred stock. At the same time, recent rulings by their regulators have actually reduced their capital requirements. These new higher yielding perpetual preferred equity issuances have negatively impacted the value of other preferred securities issued by these GSEs, including those held by Midwest.
The other-then-temporary charge associated with these impaired securities is primarily attributable to current economic conditions. Management continues to strongly believe that when the current credit and liquidity crisis, which escalated in November 2007, subsides these securities will eventually trade at prices closer to their historical ranges and par values. In fact, prices on the GSE preferred securities held by Midwest have recovered 13.8% from November 2007 lows and 8.2% from year end. The weighted-average tax equivalent yield on these securities is 8.34%, representing the highest yielding securities in Midwest’s portfolio. Midwest has multiple funding sources available. Therefore, Midwest does not intend to sell these securities for liquidity purposes and has no other plan to sell these securities in the near term.
“Previously, on April 3, we announced several significant transactions which we believe will materially improve our operating results going forward,” stated Giancola. “Those transactions, together with recognizing the GAAP required impairment charge on GSE securities, should provide for more normalized reporting in future periods.”
Midwest will release first quarter 2008 earnings after the market closes on Tuesday, April 29, 2008 and conduct a conference call to discuss these results the following morning, April 30, 2008, at 11:00 A.M. eastern / 10:00 A.M. central.
The webcast and call will be hosted by members of management. A brief discussion of quarterly results and trends will be followed by questions from professional investors and analysts invited to participate in the interactive portion of the discussion.
Interested parties wishing to participate in the interactive portion of the call can dial in to 800-860-2442 or +1 412-858-4600 for international calls. The live webcast can be accessed at www.midwestbanc.com and will be available for replay on that website. The audio replay may be accessed through May 7, 2008 at 877-344-7529 or +1 412-317-0088. The replay passcode is 418074.
Midwest Banc Holdings, Inc., with approximately $3.7 billion in assets, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. Midwest has 29 banking offices and operates 31 ATMs. On January 1, 2008, Midwest joined the STAR Allpoint/STARsf network. Midwest customers now have access to 32,000 surcharge-free Allpoint/STARsf ATMs nationwide, with over 1,000 ATMs in the Chicagoland area. The principal operating subsidiaries of Midwest Banc Holdings, Inc. are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc.
Information on Midwest’s products and services and locations is available at www.midwestbanc.com.
This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”